EXHIBIT 23.4

RP® FINANCIAL, LC.

Financial Services Industry Consultants

        December 17, 2007

Board of Directors
Malvern Federal Savings Bank
42 East Lancaster Avenue
Paoli, Pennsylvania 19301

Members of the Board of Directors:

        We hereby consent to the use of our firm’s name in the Forms MHC-1 and MHC-2, and any amendments thereto, and in the Registration Statement on Form S-1, and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Malvern Federal Bancorp, Inc.

Sincerely,

RP® FINANCIAL, LC.